Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2025, relating to the consolidated financial statements of High Roller Technologies, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

July 31, 2025